Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS FOURTH QUARTER 2023 AND FULL YEAR 2023 RESULTS

Fourth Quarter 2023 Highlights
•Consolidated net sales of $473.0 million, a decrease of 3% to the prior year
•Water Systems and Distribution net sales decreased by 1% each, while Fueling Systems net sales decreased 23%
•Operating income was $50.8 million with operating margin of 10.7%
•GAAP fully diluted earnings per share (EPS) was $0.82
Full Year 2023 Highlights
•Full Year record net sales of $2.1 billion, an increase of 1% over the prior year
•Water Systems and Distribution both set new net sales records with increases of 4% and 1%, respectively, while Fueling Systems net sales decreased 11%
•Operating income for 2023 was a record at $262.4 million with operating margin of 12.7%
•GAAP fully diluted EPS was a record at $4.11, an increase of 4% over the prior year
•Record cash flows from operating activities of $315.7 million increased $214.0 million over the prior year

Fort Wayne, IN – February 13, 2024 – Franklin Electric Co., Inc. today announced its fourth quarter and full year financial results for fiscal year 2023.

Fourth quarter 2023 net sales were $473.0 million, compared to fourth quarter 2022 net sales of $489.4 million. Fourth quarter 2023 operating income was $50.8 million, compared to fourth quarter 2022 operating income of $56.2 million. Fourth quarter 2023 EPS was $0.82, versus EPS in the fourth quarter 2022 of $0.84.

Full Year 2023 net sales were $2.1 billion, compared to full year 2022 net sales of $2.0 billion. Full year 2023 operating income was $262.4 million, compared to full year 2022 operating income of $257.2 million. Full year 2023 EPS was $4.11, versus EPS in 2022 of $3.97.

“The Franklin Electric team delivered another solid quarter to end a record year overall for the Company with new full year records for net sales, operating income, earnings per share, and operating cash flows. Strong execution drove healthy margins for both the quarter and year, led by record full-year operating income in our Water Systems segment while commodity price headwinds in our Distribution business and destocking activity in Fueling continued to weigh on our results,” commented Gregg Sengstack, Franklin Electric’s Chairperson and Chief Executive Officer.

“The breadth and durability of our global portfolio has proven resilient and positions us well entering 2024 where we expect demand to gain momentum as we move further into the year. I’m confident our healthy financial position and commitment to remain focused on meeting our customers’ growing requirements for water and energy solutions provides a solid foundation to enhance shareholder value”, concluded Mr. Sengstack.

Segment Summaries

Water Systems net sales were $279.6 million in the fourth quarter, a decrease of $1.7 million or 1 percent compared to the fourth quarter 2022. Sales decreases were driven by lower sales of groundwater pumping and water treatment products, partially offset by strong end market demand for large pumps. Water Systems operating income in the fourth quarter 2023 was $44.1 million. Fourth quarter 2022 Water Systems operating income was $44.6 million.

Distribution net sales were $148.0 million in the fourth quarter 2023, a decrease of $0.9 million or 1 percent compared to the fourth quarter 2022. The Distribution segment operating income was $1.0 million in the fourth quarter 2023 compared to fourth quarter 2022 operating income of $2.9 million. Distribution segment sales and operating income were negatively impacted by adverse weather and margin compression from declining pricing of commodity-based products sold through the business.

Fueling Systems net sales were $65.7 million in the fourth quarter 2023, a decrease of $19.8 million or 23 percent compared to the fourth quarter 2022. Sales decreases were driven by customer inventory destocking driving lower volumes and higher interest rates, labor constraints, and permitting delays causing some new station build plans to move into 2024. Fueling Systems operating income in the fourth quarter 2023 was $19.4 million. Fourth quarter 2022 Fueling Systems operating income was $24.3 million.

Cash Flow

Net cash flows from operating activities for 2023 were $315.7 million versus $101.7 million in the same period in 2022. The increase was primarily due to actions the Company took to improve working capital including inventory reductions as its supply chain resiliency and lead times improved during the back half of the year.

2024 Guidance

The Company expects its full year 2024 sales to be in the range of $2.10 billion to $2.17 billion and full year 2024 EPS to be in the range of $4.22 to $4.40.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The fourth quarter and fiscal year 2023 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/y88zfrpv

For those interested in participating in the question-and-answer portion of the call, please register for the call at the link below.

https://register.vevent.com/register/BI7028d9118f904de0860c8fee5c50244a

All registrants will receive dial-in information and a PIN allowing them to access the live call. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A replay of the conference call will be available from Tuesday, February 13, 2024, through 9:00 am ET on Tuesday, February 20, 2024, by visiting the listen-only webcast link above.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2022, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and energy. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications. Franklin Electric is proud to be named in Newsweek’s lists of America’s Most Responsible Companies and Most Trustworthy Companies for 2023 and America’s Climate Leaders 2023 by USA Today.

Franklin Electric Contact:

Sandy Statzer
Franklin Electric Co., Inc.
InvestorRelations@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Fourth Quarter Ended		Fiscal Year End
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net sales	$472,970	$489,431	$2,065,133	$2,043,711

Cost of sales	312,961	323,213	1,368,125	1,352,276

Gross profit	160,009	166,218	697,008	691,435

Selling, general, and administrative expenses	108,825	109,724	433,476	432,076

Restructuring expense	356	272	1,091	2,170

Operating income	50,828	56,222	262,441	257,189

Interest expense	(1,481)	(4,033)	(11,790)	(11,525)
Other income/(expense), net	1,831	(414)	3,696	(3,201)
Foreign exchange expense	(4,026)	(2,946)	(12,124)	(7,236)

Income before income taxes	47,152	48,829	242,223	235,227

Income tax expense	8,322	8,872	47,489	46,416

Net income	$38,830	$39,957	$194,734	$188,811

Less: Net income attributable to noncontrolling interests	(281)	(378)	(1,462)	(1,479)

Net income attributable to Franklin Electric Co., Inc.	$38,549	$39,579	$193,272	$187,332

Earnings per share:
Basic	$0.83	$0.85	$4.17	$4.02
Diluted	$0.82	$0.84	$4.11	$3.97

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	December 31, 2023	December 31, 2022
ASSETS

Cash and equivalents	$84,963	$45,790
Receivables (net)	222,418	230,404
Inventories	508,696	544,980
Other current assets	37,718	36,916
Total current assets	853,795	858,090

Property, plant, and equipment, net	229,739	215,154
Lease right-of-use assets, net	57,014	48,948
Goodwill and other assets	587,574	572,009
Total assets	$1,728,122	$1,694,201

LIABILITIES AND EQUITY

Accounts payable	$152,419	$139,266
Accrued expenses and other current liabilities	104,949	123,788
Current lease liability	17,316	15,959
Current maturities of long-term debt and short-term borrowings	12,355	126,756
Total current liabilities	287,039	405,769

Long-term debt	88,056	89,271
Long-term lease liability	38,549	32,858
Income taxes payable non-current	4,837	8,707
Deferred income taxes	29,461	29,744
Employee benefit plans	35,973	31,889
Other long-term liabilities	33,914	25,209

Redeemable noncontrolling interest	1,145	620

Total equity	1,209,148	1,070,134
Total liabilities and equity	$1,728,122	$1,694,201

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	December 31, 2023	December 31, 2022
Cash flows from operating activities:
Net income	$194,734	$188,811
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	52,260	50,374
Non-cash lease expense	18,852	17,406
Share-based compensation	10,133	10,973
Other	10,259	7,291
Changes in assets and liabilities:
Receivables	19,150	(44,800)
Inventory	48,176	(101,080)
Accounts payable and accrued expenses	(23,085)	(12,283)
Operating leases	(18,874)	(17,406)
Income taxes-U.S. Tax Cuts and Jobs Act	(2,902)	(355)
Other	7,007	2,743

Net cash flows from operating activities	315,710	101,674

Cash flows from investing activities:
Additions to property, plant, and equipment	(41,415)	(41,903)
Proceeds from sale of property, plant, and equipment	1,494	6
Acquisitions and investments	(34,831)	(1,186)
Other investing activities	463	9

Net cash flows from investing activities	(74,289)	(43,074)

Cash flows from financing activities:
Net change in debt	(115,529)	28,936
Proceeds from issuance of common stock	9,193	3,859
Purchases of common stock	(43,332)	(40,490)
Dividends paid	(41,723)	(36,991)
Deferred payments for acquisitions	(802)	(3,786)

Net cash flows from financing activities	(192,193)	(48,472)

Effect of exchange rate changes on cash and cash equivalents	(10,055)	(4,874)
Net change in cash and cash equivalents	39,173	5,254
Cash and cash equivalents at beginning of period	45,790	40,536
Cash and cash equivalents at end of period	$84,963	$45,790

Key Performance Indicators: Net Sales Summary

	Net Sales For the Fourth Quarter
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q4 2022	$171.0	$38.4	$46.0	$25.9	$281.3	$85.5	$148.9	$(26.3)	$489.4
Q4 2023	$161.2	$46.6	$45.5	$26.3	$279.6	$65.7	$148.0	$(20.3)	$473.0
Change	$(9.8)	$8.2	$(0.5)	$0.4	$(1.7)	$(19.8)	$(0.9)	$6.0	$(16.4)
% Change	(6)%	21%	(1)%	2%	(1)%	(23)%	(1)%		(3)%

Foreign currency translation	$(0.1)	$(6.9)	$(5.8)	$(0.1)	$(12.9)	$0.1	$—		$(12.8)
% Change	—%	(18)%	(13)%	—%	(5)%	—%	—%		(3)%

Volume/Price	$(9.7)	$15.1	$5.3	$0.5	$11.2	$(19.9)	$(0.9)	$6.0	$(3.6)
% Change	(6)%	39%	12%	2%	4%	(23)%	(1)%	(23)%	(1)%

	Net Sales For the Full Year
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
FY 2022	$712.9	$159.3	$192.8	$92.5	$1,157.5	$334.1	$668.1	$(116.0)	$2,043.7
FY 2023	$744.4	$174.2	$198.3	$86.8	$1,203.7	$296.5	$673.3	$(108.4)	$2,065.1
Change	$31.5	$14.9	$5.5	$(5.7)	$46.2	$(37.6)	$5.2	$7.6	$21.4
% Change	4%	9%	3%	(6)%	4%	(11)%	1%		1%

Foreign currency translation	$(3.3)	$(22.1)	$(23.6)	$(3.3)	$(52.3)	$(0.8)	$—		$(53.1)
% Change	—%	(14)%	(12)%	(4)%	(5)%	—%	—%		(3)%

Volume/Price	$34.8	$37.0	$29.1	$(2.4)	$98.5	$(36.8)	$5.2	$7.6	$74.5
% Change	5%	23%	15%	(3)%	9%	(11)%	1%	(7)%	4%

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the Fourth Quarter 2023
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$44.1	$19.4	$1.0	$(13.7)	$50.8
% Operating Income To Net Sales	15.8%	29.5%	0.7%		10.7%

Operating Income and Margins
(in millions)	For the Fourth Quarter 2022
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$44.6	$24.3	$2.9	$(15.6)	$56.2
% Operating Income To Net Sales	15.9%	28.4%	1.9%		11.5%

Operating Income and Margins
(in millions)	For the Full Year 2023
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$196.6	$92.7	$34.3	$(61.2)	$262.4
% Operating Income To Net Sales	16.3%	31.3%	5.1%		12.7%

Operating Income and Margins
(in millions)	For the Full Year 2022
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$172.3	$96.8	$54.5	$(66.4)	$257.2
% Operating Income To Net Sales	14.9%	29.0%	8.2%		12.6%